Exhibit 3(a)

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ONCOR ELECTRIC DELIVERY COMPANY LLC

Dated as of November 5, 2008

Schedules:

Schedule A	Definitions	A-1
Schedule B	Members and LLC Units	B-1
Schedule C	Management Agreement	C-1
Schedule D	Directors	D-1
Schedule E	Officers

i

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ONCOR ELECTRIC DELIVERY COMPANY LLC

This Second Amended and Restated Limited Liability Company Agreement of ONCOR ELECTRIC DELIVERY COMPANY LLC (the “Company”), is entered into as of November 5, 2008 by ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC, a Delaware limited liability company (the “Initial Member”), Texas Transmission Investment LLC, a Delaware limited liability company (the “Minority Member”), and Oncor Management Investment LLC, a Delaware limited liability company (the “Management Member”). Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto.

WHEREAS, Oncor Electric Delivery Company (the “TX Corporation”) was organized as a Texas corporation;

WHEREAS, the board of directors of the TX Corporation approved the conversion of the TX Corporation to a Delaware limited liability company and the adoption of the Limited Liability Company Agreement of Oncor Electric Delivery Company LLC, dated October 9, 2007 (the “Initial LLC Agreement”), pursuant to and in accordance with the applicable laws of the State of Texas, including Article 5.17 through Article 5.20 of the Texas Business Corporation Act (the “TX Act”);

WHEREAS, the TX Corporation was converted to a Delaware limited liability company pursuant to Section 18-214 of the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”), and the TX Act by causing the filing with the Secretary of State of the State of Delaware of a Certificate of Conversion to Limited Liability Company and a Certificate of Formation of the Company (the “Conversion”);

WHEREAS, pursuant to the Initial LLC Agreement and the Conversion, the Initial Member was admitted as a member of the Company; and

WHEREAS, pursuant to the Amended and Restated Limited Liability Company Agreement of Oncor Electric Delivery Company LLC, dated October 10, 2007 (the “Amended LLC Agreement”), the Initial LLC Agreement was amended and restated.

NOW THEREFORE, the Members, by their execution of this Agreement, hereby amend and restate the Amended LLC Agreement to provide, among other things, for the admission of each of the Minority Member and the Management Member as Members, and further agree as follows:

Section 1. Name.

The name of the limited liability company continued hereby is ONCOR ELECTRIC DELIVERY COMPANY LLC.

Section 2. Principal Business Office.

The principal business office of the Company shall be located at 1601 Bryan Street, Dallas, Texas 75201 or such other location as may hereafter be determined by the Members.

Section 3. Registered Office.

The address of the registered office of the Company in the State of Delaware is c/o RL&F Service Corp., One Rodney Square, in the City of Wilmington, County of New Castle, Delaware 19801.

Section 4. Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are RL&F Service Corp., One Rodney Square, in the City of Wilmington, County of New Castle, Delaware 19801.

Section 5. Fiscal Year.

Unless otherwise determined by the Board, the fiscal year of the Company shall be the calendar year.

Section 6. Members; Membership Interests; Actions by Members.

(a) The mailing address of each Member is set forth on Schedule B attached hereto. Each of the Initial Member, the Minority Member and the Management Member (effective, in respect of the Management Member, on the date it is first issued LLC Units) is hereby or was heretofore admitted to the Company as a member of the Company, and hereby continues as such. Unless admitted to the Company as a Member as provided in this Agreement, no Person shall be, or shall be considered, a Member.

(b) The Interests will be evidenced by LLC Units, which LLC Units shall represent and include any and all benefits to which each Member is entitled as provided in this Agreement, together with all obligations of such Member to comply with the terms and conditions of this Agreement. Each Interest will constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8 102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the Uniform Commercial Code as in effect in the State of Delaware (6 Del. C. § 8-101, et seq.) (the “UCC”), such provision of Article 8 of the UCC shall control.

(c) Unit Certificates. Unless and until the Board shall determine otherwise, LLC Units shall be uncertificated and recorded in the books and records of the Company (including

Schedule B). To the extent any LLC Units are certificated, such certificates shall be in the form approved by the Board from time to time. The Board may determine the conditions upon which a new LLC Unit certificate may be issued in place of a certificate that is alleged to have been lost, stolen or destroyed and may, in its discretion, require the owner of such certificate or its legal representative to give an agreement of indemnity or a bond, with sufficient surety, to indemnify the Company and each transfer agent and registrar agent, if any, against any and all losses and claims that may arise as a result of the issuance of a new certificate in place of the one so lost, stolen or destroyed. Each LLC Unit certificate shall bear a legend on the face thereof in the following form:

“TRANSFER IS SUBJECT TO RESTRICTIVE LEGENDS ON BACK.”

and shall bear a legend on the reverse side thereof substantially in the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE LAWS OF ANY STATE OR FOREIGN JURISDICTION, AND MAY NOT BE OFFERED OR SOLD, UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE BOARD OF DIRECTORS SHALL HAVE BEEN DELIVERED TO THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT OR ANY OTHER APPLICABLE FEDERAL, FOREIGN, STATE, PROVINCIAL, SECURITIES OR OTHER SIMILAR LAWS). EACH INTEREST SHALL CONSTITUTE A “SECURITY” WITHIN THE MEANING OF, AND GOVERNED BY, (I) ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE (INCLUDING SECTION 8 102(A)(15) THEREOF) AS IN EFFECT FROM TIME TO TIME IN THE STATE OF DELAWARE, AND (II) ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE OF ANY OTHER APPLICABLE JURISDICTION THAT NOW OR HEREAFTER SUBSTANTIALLY INCLUDES THE 1994 REVISIONS TO ARTICLE 8 THEREOF AS ADOPTED BY THE AMERICAN LAW INSTITUTE AND THE NATIONAL CONFERENCE OF COMMISSIONERS ON UNIFORM STATE LAWS AND APPROVED BY THE AMERICAN BAR ASSOCIATION ON FEBRUARY 14, 1995. NOTWITHSTANDING ANY PROVISION OF THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF ONCOR ELECTRIC DELIVERY COMPANY LLC (THE “LLC AGREEMENT”) TO THE CONTRARY, TO THE EXTENT THAT ANY PROVISION OF THE LLC AGREEMENT IS INCONSISTENT WITH ANY NON-WAIVABLE PROVISION OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE OF DELAWARE (6 DEL. C. § 8-101, ET SEQ.) (THE “UCC”), SUCH PROVISION OF ARTICLE 8 OF THE UCC SHALL CONTROL. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER

TERMS AND CONDITIONS SET FORTH IN THE LLC AGREEMENT AND AN INVESTOR RIGHTS AGREEMENT RELATING TO THE COMPANY, EACH DATED AS OF NOVEMBER 5, 2008, AS EITHER MAY BE AMENDED FROM TIME TO TIME, COPIES OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL BUSINESS OFFICE. ANY TRANSFER MADE IN CONTRAVENTION OF SUCH RESTRICTIONS ON TRANSFER SHALL BE, TO THE FULLEST EXTENT PERMITTED BY LAW, NULL AND VOID.”

(d) In addition to the legend required by Section 6(c) above, each Member agrees that each LLC Unit certificate heretofore or hereafter issued by the Company shall also bear such other legends as may be required by Law or the Board, including any such legend that the Members shall direct the Board to include pursuant to any investor rights agreement, sale participation agreement or shareholders agreement. Any such legend and the legend set forth in Section 6(c) shall be removed by the Board upon the request (which shall include customary representations and opinions of counsel if reasonably requested by the Board) of a Member when such legend is no longer applicable.

(e) Unless otherwise specified herein, any matter requiring the action, consent or approval of the Members hereunder shall require action, consent or approval of the Members owning at least a majority of the LLC Units.

(f) Subject to Section 10(i), the Members may act by written consent.

Section 7. Certificate of Formation.

Jared Richardson, an “authorized person” within the meaning of the Act, executed, delivered and filed the Certificate of Conversion and the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Conversion and the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Initial Member thereupon became a member of the Company and the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Initial Member or an Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in Texas and in any other jurisdiction in which the Company may wish to conduct business.

The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

Section 8. Purpose.

Subject to Section 10(i), the purposes to be conducted or promoted by the Company (directly or through its Subsidiaries) are those of an electric transmission and distribution company, including owning or operating equipment or facilities to transmit and distribute electricity, and to engage in any other activities related or incidental thereto or in anticipation thereof (which, for the avoidance of doubt, shall include the activities of Transition Bond Co. as currently conducted on the date hereof).

Section 9. Powers.

Subject to Section 10(i), the Company, and the Board of Directors and the Officers of the Company on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 8 and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

Section 10. Management.

(a) Board of Directors. Subject to Section 10(i), the business and affairs of the Company shall be managed by or under the direction of the Board and not by or under the direction of any EFH Group member or any officer or employee thereof. The Board shall have eleven (11) Directors (subject to reduction as provided below), each of which shall be a natural person:

(i)	two (2) of which Directors (x) prior to a Trigger Event (I) will be designated by the Minority Member (or its Permitted Transferee), and indirectly through the Minority Member (or its Permitted Transferee) (pursuant to the applicable provisions set forth in the limited liability company agreement or similar governing document(s) of the Minority Member or its Permitted Transferee) solely by a Person or Persons (each, a “Non-Parent Affiliated Investor”) each of whom (1) directly or indirectly has a limited liability company interest in the Minority Member (or its Permitted Transferee) and (2) does not hold any Direct or Indirect EFH Interest and (II) shall be an employee or representative of a Non-Parent Affiliated Investor and (y) following a Trigger Event will be designated by the Minority Member (or its Permitted Transferee) as it determines in its sole discretion (any Director meeting the foregoing requirements, a “Minority Member Director”, and together with the Directors nominated by the Initial Member and the Director who is an officer of the Company, the “Member Directors”); provided, however, that (A) if the Minority Member (together with its Permitted Transferees) holds less than 15% of the then aggregate outstanding LLC Units but not less than 7.5% of the then aggregate outstanding LLC Units, the Minority Member (or its Permitted Transferee) will designate one (1) Minority Member Director and (B) if the Minority Member (together with its Permitted Transferees) holds less than 7.5% of the then aggregate outstanding LLC Units, the Minority Member (or its Permitted Transferee) will not be entitled to designate any Directors. In the event that, in accordance with the immediately preceding sentence, the Minority Member (or its Permitted Transferee) (A) has the ability to designate only one (1) Director, or (B) does not have the ability to designate any Directors, then the total number of Directors shall be reduced accordingly (i.e., by the number of Directors that the Minority Member (or its Permitted Transferee) is no longer entitled to designate);

(ii)	six (6) of which Directors will be Independent Directors (two of which will be Special Independent Directors) designated by the Initial Member only at the direction, in writing, of the nominating committee of the Initial Member’s board of directors;

(iii)	two (2) of which Directors will be Member Directors designated by the Initial Member, only at the direction, in writing, of the board of directors of the sole member of the Initial Member; and

(iv)	one (1) of which Directors will be an officer of the Company designated by the Initial Member only at the direction, in writing, of the board of directors of the sole member of the Initial Member.

The eleven (11) Directors as of the date hereof are listed on Schedule D hereto. Each Director elected, designated, nominated or appointed in accordance with this Agreement shall hold office (1) until a successor is elected, designated, nominated or appointed and qualified in accordance with this Agreement, (2) in the case of an Independent Director or a Special Independent Director, until such Director fails to qualify as an Independent Director or Special Independent Director, as applicable, (3) in the case of a Minority Member Director, until such Director fails to qualify as a Minority Member Director or (4) until such Director’s earlier death, resignation, expulsion or removal. Each Director shall execute and deliver the Management Agreement. No Director shall be required to be a Member. No Director may concurrently serve as a director of any Subsidiary of Texas Competitive Electric Holdings Company LLC, including any entity that Luminant Holding Company LLC or TXU Energy Company LLC controls.

In addition to the right to designate Minority Member Directors as provided in Section 10(a)(i), prior to a Trigger Event, the Minority Member shall also have the right, so long as the Minority Member is a Principal Member to designate one non-voting observer to the Board (the “Board Observer”) who will be entitled to attend all meetings of the Board and receive copies of all notices and other materials provided to the Board, provided that the Board Observer shall have no voting rights with respect to actions taken or elected not to be taken by the Board, and provided, further, that the Company (x) shall be entitled to exclude the Board Observer from such portions of a Board meeting to the extent the Board reasonably determines, after consulting with counsel, that the Board Observer’s presence would be reasonably likely to result in the waiver of attorney-client privilege and (y) shall exclude the Board Observer from that portion of any meeting of the Board related to the discussion of any dividends or distributions to be made by the Company to holders of LLC Units or any transaction contemplated to be entered into between the Company and/or any of its Subsidiaries, on the one hand, and any member of the EFH Group, on the other hand.

Notwithstanding anything to the contrary in Section 10(a)(i), prior to a Trigger Event, in respect of any Minority Member Director (other than a Minority Member Director who is an employee of OMERS Administration Corporation, Borealis Infrastructure Management Inc. or any of their Affiliates), in the event that a majority of the Independent Directors reasonably determine that such Minority Member Director’s status as a Director is reasonably likely to result in any downgrade of the Company’s credit ratings, the Minority Member agrees to remove such Person as a Minority Member Director and to appoint another Person in replacement of such removed Minority Member Director that would comply with the requirements set forth in Section 10(a)(i).

If necessary under applicable law, each Member agrees to vote its LLC Units to effectuate the provisions of this Section 10(a).

(b) Powers. Subject to Section 10(i), the Board shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. The Board has the authority to bind the Company. To the extent of their powers set forth in this Agreement and subject to Section 10(i), the Directors are agents of the Company for the purpose of the Company’s business, and the actions of the Directors taken in accordance with such powers set forth in this Agreement shall bind the Company. Notwithstanding the last sentence of Section 18 402 of the Act, except as provided in this Agreement or in a resolution of the Directors, a Director may not bind the Company.

(c) Meetings of the Board. The Board may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board may be held at such time and at such place as shall from time to time be determined by the Board and communicated in writing to each Director; provided, that, upon such communication to each Director of the Board’s determination of the time and place of a regular meeting, no further notice of any regular meeting to be held at such time and place need be given to any Director, but if the Board determines to make any change with respect to the time or place of a regular meeting, five (5) days’ notice of such change shall be communicated in writing to each Director before such change becomes effective. Special meetings of the Board may be called by the Chief Executive Officer on not less than five (5) days’ written notice to each Director by facsimile, mail, telegram or any other means of written communication, and special meetings shall be called by the Chief Executive Officer, the President or the Secretary in like manner and with like notice upon the written request of any one or more of the Directors; provided, that, notice of a special meeting shall not be required if waived by all Directors, which waiver shall be assumed for any Director attending such special meeting unless attending to object to such meeting. The Board Observer shall be entitled to notice of meetings of the Board as if he or she were a Director, provided that the failure to provide the Board Observer with notice of a Board meeting shall not affect the validity of any actions taken thereat, and provided further that no waiver of notice of a Board meeting from the Board Observer shall be required where all Directors have waived such notice and are relying thereon.

(d) Quorum; Acts of the Board. Subject to Section 10(i), at all meetings of the Board, a majority of the Directors shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board. For the avoidance of doubt, the attendance (or non-attendance) at a meeting of the Board by the Board Observer shall not be taken into account for purposes of determining whether a quorum is present. If a quorum shall not be present at any meeting of the Board, the Directors present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee, as the case may be.

(e) Electronic Communications. Members of the Board, or any committee designated by the Board, may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all Persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

(f) Committees of Directors.

(i)	The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Directors of the Company. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

(ii)	In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

(iii)	Any such committee, to the extent provided in the resolution of the Board designating such committee, and subject to, in all cases, Sections 10(i) and 11, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company specified in the resolution of the Board designating such committee. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

(g) Compensation of Directors; Expenses. The Board shall have the authority to fix the compensation of Directors. The Directors may be paid their expenses, if any, of attendance at meetings of the Board, which may be a fixed sum for attendance at each meeting of the Board or a stated salary as Director. No such payment shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed additional compensation for attending committee meetings. Chairpersons of standing or special committees may receive compensation, in their capacities as such chairpersons, in addition to any compensation received as a member of any such committee. The Board Observer shall be entitled to reimbursement for expenses, if any, of attendance of meetings of the Board to the same extent as if he or she were a Director, but shall not be entitled to any other compensation from the Company.

(h) Removal of Directors. Unless otherwise restricted by Law, and subject to Section 11, (i) any Minority Member Director designated by the Minority Member may be removed or expelled, with or without cause, at any time by the Minority Member, and any vacancy caused by any such removal or expulsion, or otherwise, may be filled by action of the Minority Member; provided that, in the event the Minority Member no longer has the right to designate the number of Directors that are currently sitting on the Board as Minority Member Directors, one or both (in accordance with the percentage of the outstanding LLC Units held by the Minority Member and its Permitted Transferees) of the Minority Member Directors shall be automatically removed without any further action by the Minority Member (or its Permitted Transferee) being necessary to effect such removal (in the event that only one of two Minority Member Directors currently sitting on the Board will be removed in accordance with Section 10(a)(i) and this Section 10(h)(i), the Minority Member (or its Permitted Transferee) shall specify the Director to be removed prior to (or, in the case of inaction where the Minority Member (or its Permitted Transferee) is not initially aware of the loss of right to designate a Director, immediately upon notice thereof) any action/inaction by the Minority Member (or its Permitted Transferees) that will trigger any removal of a Director pursuant to Section 10(a)(i) and this Section 10(h)(i), and in that case such Director shall be automatically removed under this Section 10(h)(i)) and upon such removal the Minority Member (or its Permitted Transferee) shall not be entitled to fill any vacancy created thereby, (ii) any Member Director designated by the Initial Member may be removed or expelled, with or without cause, at any time by the Initial Member, only at the direction, in writing, of the board of directors of the sole member of the Initial Member, and any vacancy caused by any such removal or expulsion, or otherwise, may be filled by action of the Initial Member, only at the direction, in writing, of the board of directors of the sole member of the Initial Member, and (iii) any Independent Director, including any Special Independent Director, designated by the Initial Member at the direction of the nominating committee of the Initial Member’s board of directors may be removed or expelled, with or without cause, at any time by the Initial Member only at the direction, in writing, of the nominating committee of the Initial Member’s board of directors, and any vacancy caused by any such removal or expulsion, or otherwise, may be filled, by action of the Initial Member only at the direction, in writing, of the nominating committee of the Initial Member’s board of directors.

(i) Limitations on the Company’s and its Subsidiaries’ Activities.

(i)	For so long as the Initial Member qualifies as a Principal Member, neither the Company nor any of its Subsidiaries shall take any of the following actions without the prior written consent of the Initial Member:

(A)	continue the Company or any of its Subsidiaries under the laws of another jurisdiction;

(B)	enter into or authorize any material transactions with a third party outside the ordinary course of business including, but not limited to, mergers or acquisitions, substantial dispositions or transfers, or any material investment in any partnership, consortium, joint venture or other similar enterprise;

(C)	authorize, issue, sell, acquire, repurchase or redeem any LLC Units or other equity interest (or option, warrant, conversion or similar right with respect to or based upon the value of any equity interest) in or of the Company or any of its Subsidiaries, provided that, for greater certainty, no LLC Units may be repurchased or redeemed without the prior written consent of the holder thereof;

(D)	cause any of the Company’s or any of its Subsidiaries’ facilities, assets or paper facilities in the Energy Reliability Council of Texas region to become subject to any greater scope or degree of jurisdiction of the Federal Energy Regulatory Commission than the scope or degree of jurisdiction exercised on January 1, 2007; or

(E)	enter into any contract, arrangement, understanding or other similar agreement to effectuate any of the foregoing.

(ii)	Neither the Company nor any of its Subsidiaries shall take any of the following actions without the prior written consent of each Principal Member:

(A)	unless required by law or a change in generally accepted accounting principles (“GAAP”), make any material change in the accounting methods of the Company or any of its Subsidiaries;

(B)	subject to Section 3.7 of the Investor Rights Agreement, cause the Company or any of its Subsidiaries to be treated as a corporation for federal income tax purposes under Treasury Regulations Section 301.7701-3; or

(C)	waive or fail to enforce in a commercially reasonable manner any rights or claims to a material payment against any party arising under the Tax Sharing Agreement.

(iii)

So long as any Obligation is outstanding, the Members shall not (A) amend, alter, change or repeal Sections 8, 9, 10(b) through (h), or 27 or the definitions in Schedule A of this Agreement that relate to the foregoing Sections referred to in this clause (A), in each case without the written consent of a majority of the Board and of each of the Principal Members or (B) amend, alter, change or repeal the definitions of “Independent Director” or “Special Independent Director”; Sections 10(a), 10(i) (except as set forth in Section 10(i)(vi)(F)), 11, 12, 13, 21, 23, 25, 26, or 30; any provision hereof that states that it is subject to Section 10(i), if such amendment would cause such provision no longer to be subject to Section 10(i); or the definitions in Schedule A of this Agreement that relate to the foregoing Sections referred to in this clause (B) in each case without the written consent of (1) a majority of the Board, (2) all Independent Directors and (3) each of the Principal Members; provided, that the

Members may amend any provision hereof reasonably required in good faith to accommodate the admission of any additional Member, other than an Affiliate of Energy Future Holdings Corp. (including the establishment of relative voting rights of the Members and an increase in the number of Directors, including Independent Directors), but no such amendment shall (1) limit the obligation of the Company to comply with the Separateness Undertakings (defined below), or (2) otherwise limit the rights and powers of the Independent Directors. Except as provided in the foregoing sentence, the Members reserve the right to amend, alter, change or repeal any provisions contained in this Agreement in accordance with Section 31.

(iv)	Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Members, the Board, any Officer or any other Person, neither the Members nor the Board nor any Officer nor any other Person shall be authorized or empowered, nor shall they permit the Company or any of its Subsidiaries without (a) the prior written consent of the Initial Member (so long as it is a Principal Member) and (b) the affirmative vote of (x) all of the Directors present and voting (which shall in any event include all Independent Directors) and (y) so long as the Minority Member is a Principal Member, the Minority Member Director(s) present and voting, provided that at least one Minority Member Director must be present and voting in order to approve such action, to take any Material Action; provided that, if in the proposed transaction the Minority Member is given the same rights and protections as the Minority Member would be entitled to have in a Required Sale (as defined in the Investor Rights Agreement) under Section 3.3 of the Investor Rights Agreement, then in order to take the actions described in clause (i) of the definition of Material Action, the Company shall be permitted to take such actions with (a) the prior written consent of the Initial Member and (b) the affirmative vote of all of the Member Directors designated by the Initial Member present and voting and all of the Independent Directors.

(v)	The Board and the Members shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises as well as the existence, rights (charter and statutory) and franchises of its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right or franchise if the Board shall determine that the preservation thereof is no longer desirable for the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Company.

(vi)	To ensure separateness from the EFH Group, so long as any Obligation is outstanding, the Board and the Members shall use their best efforts to cause the Company to take or refrain from taking, as the case may be, the following actions (clauses (A) through (BB) below are collectively referred to as the “Separateness Undertakings”):

(A)	at all times hold itself out to the public and all other Persons as a legal entity separate from the Initial Member and any other Person;

(B)	use stationery, invoices, checks, logos and other business forms separate from any EFH Group member;

(C)	not transfer any material assets or facilities to any EFH Group member, other than any such transfer that is (w) both on a commercially reasonable basis and approved by (i) a majority of the Directors and (ii) prior to a Trigger Event, the Minority Member Director(s) present and voting, provided that at least one Minority Member Director must be present and voting in order to approve such transaction; (x) pursuant to an agreement allowed, with respect to transactions with EFH Group members, under clause (E) below; (y) allowed, with respect to distributions, under Section 17 hereof; or (z) allowed, with respect to taxes, under clause (BB) below;

(D)	not enter into any pledge, encumbrance or guaranty, or otherwise become intentionally liable for, or pledge or encumber its assets to secure the liability, debts or obligations of any EFH Group member;

(E)	maintain an arm’s-length relationship with the EFH Group members and only enter into transactions with the EFH Group members that are both (1) on a commercially reasonable basis and (2) if such transaction is material, approved by (i) a majority of the Directors and (ii) prior to a Trigger Event, the Minority Member Director(s) present and voting, provided that at least one Minority Member Director must be present and voting in order to approve such transaction, other than (a) distributions by the Company in accordance with the Dividend Policy, (b) the Reimbursement Agreements, and (c) payments by the Company pursuant to clause (BB) below, all of which shall in all events be permitted hereunder;

(F)	not amend or modify its Dividend Policy, except as approved by the Principal Members and at least a majority of the Board present and voting, which approval must include (i) a majority of the Independent Directors, (ii) all of the Member Directors designated by the Initial Member and (iii) prior to a Trigger Event, the Minority Member Director(s) present and voting, provided that at least one Minority Member Director must be present and voting in order to approve such matter;

(G)	not hold out its credit as being available to satisfy the debts or obligations of any EFH Group member;

(H)	maintain accurate books, financial records and accounts, including checking and other bank accounts and custodian and other securities safekeeping accounts, that are separate and distinct from those of any other entity, except for other Ring-Fenced Entities;

(I)	maintain its books, financial records and accounts (including inter-entity transaction accounts) in a manner so that it will not be difficult or costly to segregate, ascertain or otherwise identify its assets and liabilities from those of the EFH Group;

(J)	except with respect to the Commingled Funds, not commingle any of its facilities, assets, funds or liabilities with the facilities, assets, funds or liabilities of the EFH Group members;

(K)	observe appropriate organizational procedures and formalities, including holding at least annual meetings or actions pursuant to written consent of the Board and keeping minutes of such meetings and actions;

(L)	cause all material transactions and agreements between it and any one or more of the EFH Group members (including transactions and agreements pursuant to which the assets or property of one is used or to be used by the other) to be entered into in the names of the entities that are parties to the transaction or agreement and to be formally documented in writing;

(M)	except with respect to shared expenses and corporate functions covered by clauses (P) through (S) below, conduct transactions with the EFH Group members and third parties in its name and as an entity that is separate and distinct from the EFH Group members;

(N)	except with respect to shared expenses and corporate functions covered by clauses (P) through (S) below, pay its own liabilities, expenses and losses only from its own assets;

(O)	except with respect to shared expenses and corporate functions covered by clauses (P) through (S) below, compensate all consultants, independent contractors and agents from its own funds for services provided to it by such consultants, independent contractors and agents;

(P)	to the extent that it and EFH Group members jointly contract or do business with vendors or service providers or share overhead expenses, allocate fairly, appropriately and reasonably the costs and expenses incurred in so doing between or among such entities, with the result that each such entity bears its fair share of all such costs and expenses;

(Q)	to the extent that it contracts or does business with vendors or service providers where the goods or services are wholly or partially for the benefit of the EFH Group members, allocate fairly, appropriately and reasonably the costs incurred in so doing to the entity for whose benefit the goods or services are provided, with the result that each such entity bears its fair share of all such costs;

(R)	to the extent that officers or other employees of the EFH Group members perform services for the Company, cause the Company to pay the fair, appropriate and reasonable costs and expenses related to providing such services;

(S)	to the extent that it occupies any premises in the same location or shares the use of equipment with the EFH Group members, allocate fairly, appropriately and reasonably any rent and overhead expenses among and between such entities with the result that each bears its fair share of all such rent and expenses;

(T)	cause its employees, representatives and agents (1) to hold themselves out to third parties as being its employees, representatives or agents, as the case may be, it being understood that it need not have its own dedicated employees, (2) to refrain from holding themselves out as employees, representatives or agents of any EFH Group member, and (3) with respect to each employee of the Company, not concurrently to be an employee of a EFH Group member;

(U)	maintain separate annual financial statements from the EFH Group prepared in accordance with GAAP showing its assets and liabilities separate and distinct from those of any other entities (other than its Subsidiaries); provided, that these financial statements may be prepared on a consolidated basis for all of the Ring-Fenced Entities, collectively;

(V)

to the extent its financial statements are to be consolidated with the financial statements of any other entities (other than its Subsidiaries), (1) cause to be included in such consolidated financial statements (or in an accompanying statement) a footnote or other description of the separateness of it and its Subsidiaries’ assets, liabilities, business functions and operations to ensure that such separate assets, liabilities, business functions and operations are readily distinguishable by any person receiving or relying upon a copy of such consolidated financial statements, and (2) for so long as any Obligations are outstanding, file its separate annual financial statements with the SEC, or, if no Obligations are outstanding, make its separate annual financial statements available to the public on its website;

(W)	pay or bear the cost of the preparation of its financial statements, and have such financial statements audited by an independent certified public accounting firm; provided, that such audit must be conducted by a team of auditors from such certified public accounting firm that does not include any member of the team of auditors for the EFH Group members;

(X)	correct any known material misunderstanding regarding its identity as an entity separate from any EFH Group member;

(Y)	not make any loans to any EFH Group member or buy or hold any indebtedness or other securities or obligations issued by any EFH Group member (other than (1) trade accounts receivable incurred in the ordinary course of business on an arm’s-length commercially reasonable basis payable within 60 days, (2) obligations incurred under the Reimbursement Agreements, and (3) other obligations (other than obligations for borrowed money) incurred on an arm’s-length, commercially reasonable basis);

(Z)	not permit any of its assets to be held in the name of another Person, except (1) in the name of a Person that is not a EFH Group member pursuant to a documented trust or similar arrangement, and (2) commingled funds identified as exceptions to subsection (J) above;

(AA)	maintain adequate capital and a sufficient number of employees or contractual relationships with parties other than the EFH Group members for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; and

(BB)	pay its fair share of taxes determined substantially as if the Company were a stand-alone corporation.

Failure of the Company, or any Member or the Board on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Members or the Directors.

(vii)	Neither the Company nor any of its Subsidiaries shall take any of the following actions:

(A)	any acquisition of or investment in any third party Person (or in respect of the assets of any third party Person) which involves the purchase of or investment in assets located outside of the State of Texas for consideration in respect of such assets in excess of $1.5 billion (or its equivalent in non-cash consideration or property or assets), except as approved by, so long as the Minority Member continues to be a Principal Member, (x) the Minority Member Director(s) present and voting, provided that at least one Minority Member Director must be present and voting in order to approve such action and (y) a majority of the Independent Directors; and

(B)	prior to a Trigger Event, approve any annual budget if the aggregate amount of the capital and operating and maintenance expenditures in such annual budget is a more than 10% decrease from the capital and operating and maintenance expenditures in the annual budget for the immediately prior fiscal year, unless such annual budget is approved by (x) a majority of the Independent Directors and (y) the Minority Member Director(s) present and voting, provided that at least one Minority Member Director must be present and voting in order to approve such action; provided that budgeted amounts for any emergency expenditures and any expenditures that results from changes in regulatory or legal requirements, including, but not limited to, regulatory rulings of the Public Utility Commission of Texas, shall be disregarded when calculating such amounts.

(viii)	To ensure separateness from the EFH Group members, the Company shall cause each Subsidiary of the Company whose organizational documents do not contain separateness provisions comparable to the provisions of Section 10(i) (other than Transition Bond Co.) of this Agreement to take or refrain from taking, as the case may be, actions with respect to such Subsidiary of the type described in Section 10(i)(vi) hereof and shall cause each such Subsidiary to take actions with respect to itself of the type described in clauses (ii) and (iv) of the definition of Material Actions only if authorized by the Directors in a manner similar to Section 10(i)(iv).

Section 11. Independent Directors.

The Initial Member, at the direction, in writing, of the nominating committee of the Initial Member’s board of directors, shall designate Independent Directors as necessary to cause, at all times, (i) at least six (6) (or such greater number as shall constitute a majority of the Directors if the number of Directors is ever increased by amendment to this Agreement) members of the Board to be Independent Directors, at least two (2) of which Independent Directors shall be Special Independent Directors. To the fullest extent permitted by applicable Law, including Section 18 1101(c) of the Act, the Independent Directors shall consider only the interests of the Company, including its creditors, in acting or otherwise voting on any Material Action. No resignation or removal of an Independent Director, and no appointment of a successor Independent Director, shall be effective until such successor shall have accepted his or her appointment as an Independent Director by a written instrument reasonably acceptable to the Company, which may be a counterpart signature page to the Management Agreement. In the event of a vacancy in the position of Independent Director, the Initial Member shall, as soon as practicable at the direction, in writing, of the nominating committee of the Initial Member’s board of directors, designate a successor Independent Director. All right, power and authority of the Independent Directors shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement. Except as provided in the second sentence of this Section 11, in exercising their rights and performing their duties under this Agreement, any Independent Director shall have fiduciary duties of loyalty and care identical to those of a director of a business corporation organized under the General Corporation Law of the State of Delaware. No Independent Director shall at any time serve as trustee in bankruptcy for any Affiliate of the Company.

Section 12. Officers.

(a) Officers. The Officers of the Company as of the date hereof are listed on Schedule E hereto. The Officers of the Company shall consist of at least a Chief Executive Officer, a President, a Secretary and a Treasurer. The appointment or removal of the Chief Executive Officer or the Chief Financial Officer of the Company shall require a majority vote of the Board, which shall in any event include the unanimous vote of the Member Directors designated by the Initial Member (other than any such Member Director that is also an officer or employee of the Company). Additional Officers of the Company, if any, shall be chosen by the Board. The Board may also choose one or more Vice Presidents, Assistant Secretaries, and Assistant Treasurers. Any number of offices may be held by the same person, except that the President and the Secretary shall not be the same person. The Board may appoint such other Officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Board. The Officers of the Company shall hold office until their successors are chosen and qualified. Any Officer, except as provided above with respect to the Chief Executive Officer and the Chief Financial Officer, may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board. Any vacancy occurring in any office of the Company, except as provided above with respect to the Chief Executive Officer and the Chief Financial Officer, shall be filled by the Board. The Officers shall have such powers and duties as usually pertain to their offices, respectively, as well as such powers and duties as may from time to time be conferred by the Board. No Officer of the Company may concurrently be an officer of any EFH Group member.

(b) Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and, subject to Section 10(i), the actions of the Officers taken in accordance with such powers shall bind the Company.

(c) Duties of Board and Officers. Except to the extent otherwise provided herein, each Director and Officer shall have fiduciary duties of loyalty and care identical to those of directors and officers of business corporations organized under the General Corporation Law of the State of Delaware. Promptly following the date hereof, the Board will adopt a confidentiality policy elaborating the Directors’ duty of confidentiality to Company.

Section 13. Limited Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither any Member nor any Director (nor former Member or Director) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Director of the Company.

The Members hereby agree that, except as otherwise expressly provided herein or required by applicable law, no Member shall have an obligation to return money or other property paid or distributed to such Member whether or not such distribution was in violation of the Act, except to the extent arising from gross negligence, fraud, willful breach of this Agreement or a willful illegal act of such Member. The agreement set forth in the immediately preceding sentence shall be deemed to be a compromise for purposes of §18-502(b) of the Act. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such return, such obligation shall be the obligation of such Member and not of any other Person.

Section 14. Capital Contributions.

The Members have contributed to the Company property of an agreed value as listed on Schedule B attached hereto.

Section 15. Additional Contributions.

No Member is required to make any additional capital contribution to the Company. To the extent that, with the written consent of the Board, any Member makes an additional capital contribution to the Company, any Officer authorized by the Board shall revise Schedule B of this Agreement to reflect such additional capital contribution. The provisions of this Agreement, including this Section 15, are intended to benefit the Members and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Members shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 16. Tax Classification and Allocations of Profits and Losses.

(a) Partnership Status. Subject to Section 3.7 of the Investor Rights Agreement, the Board shall take such actions as are necessary to cause the Company and its Subsidiaries to be treated as partnerships or disregarded entities, as the case may be, for federal income tax purposes pursuant to Treasury Regulations Section 301.7701-3, and neither the Board nor any person shall take any action that would affect such status without the prior written consent of each of the Principal Members.

(b) Capital Accounts. A separate capital account (a “Capital Account”) shall be established and maintained for each Member in accordance with the provisions of Treasury Regulation § 1.704-1(b)(2)(iv) and, to the extent not inconsistent with such regulation, the other provisions of this Agreement. The Capital Account of each Member shall be credited with such Member’s Capital Contributions with respect to the limited liability company interests in the Company acquired by it, if any, all items of income and gain allocated to such Member pursuant to Section 16(c) and any items of income or gain which are specially allocated pursuant to Section 16(d); and shall be debited with all items of loss and deduction allocated to such Member pursuant to Section 16(c), any items of loss or deduction of the Company specially allocated to such Member pursuant to Section 16(d), and all cash and the Book Value of any property (net of liabilities assumed by such Member and the liabilities to which such property is subject) distributed by the Company to such Member. Any references in any section of this Agreement to the Capital Account of a Member shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any transfer of any LLC Units (or portion thereof) in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred limited liability company interests (or portion thereof).

(c) Allocations of Profits and Losses. Except as otherwise provided in this Agreement, Profits and Losses and to the extent necessary, individual items of income, gain or loss or deduction of the Company shall be allocated in a manner such that the Capital Account of each Member is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made pursuant to Section 17(a) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Company liabilities were satisfied (limited with respect to each non-recourse liability to the Book Value of the assets securing such liability) and the net assets of the Company were distributed in accordance with Section 17(a) to the Members immediately after making such allocation, minus (ii) such Member’s share of Member Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

(d) Special Allocations. Notwithstanding any other provision in this Section 16:

(i)	Minimum Gain Chargeback. If there is a net decrease in Member Minimum Gain or Member Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Company taxable year, the Members shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 16(d)(i) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(ii)	Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit balance in such Member’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided, that an allocation pursuant to this Section 16(d)(ii) shall be made only to the extent that a Member would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Section 16 have been tentatively made as if this Section 16(d)(ii) were not in this Agreement. This Section 16(d)(ii) is intended to comply with the “qualified income offset” requirement of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iii)	Gross Income Allocation. If any Member has a deficit Capital Account at the end of any taxable year which is in excess of the sum of (i) the amount such Member is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 16(d)(iii) shall be made only if and to the extent that a Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 16 have been tentatively made as if Section 16(d)(ii) and this Section 16(d)(iii) were not in this Agreement.

(iv)	Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Members ratably in accordance with such Member’s LLC Units as set forth on Schedule B of this Agreement.

(v)	Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated to the Member who bears the economic risk of loss with respect to the liability to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

(vi)	Ameliorative Allocations. Any special allocations of income or gain pursuant to Sections 16(d)(ii) or 16(d)(iii) hereof shall be taken into account in computing subsequent allocations pursuant to Section 16(c) and this Section 16(d)(vi), so that the net amount of any items so allocated and all other items allocated to each Member shall, to the extent possible, be equal to the net amount that would have been allocated to each Member if such allocations pursuant to Sections 16(d)(ii) or 16(d)(iii) had not occurred.

(e) Income Tax Allocations. For income tax purposes, each item of income, gain, loss and deduction of the Company shall be allocated among the Members in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided, that in the case of any asset the Book Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Code Section 704(b) and 704(c) so as to take into account the difference between Book Value and adjusted tax basis using the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d).

(f) Tax Matters Member. For so long as the Initial Member is a Principal Member, the Initial Member shall be the “tax matters partner” within the meaning of Section 6231(a)(7) of the Code (the “Tax Matters Member”). If the Initial Member ceases to be a Principal Member, Members owning at least a majority of the LLC Units shall be entitled to appoint a new Tax Matters Member to replace the Initial Member. The Tax Matters Member shall determine (a) the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company on its Tax returns, (b) the accounting methods and conventions under the Tax Laws of the United States, the several states and other relevant jurisdictions applicable to the treatment of any such item and (c) any other method or procedure related to the preparation of such Tax returns. The Tax Matters Member shall have all of the rights, duties, powers and obligations provided for in Sections 6221 through 6232 of the Code. All elections required or permitted to be made by the Company, and all other Tax decisions and determinations relating to U.S. federal, state or local Tax matters of the Company, shall be made by the Tax Matters Member. Tax audits, controversies and litigations shall be conducted under the direction of the Tax Matters Member. The Tax Matters Member shall, upon request of the Minority Member, provide the Minority Member with information in respect of any of the foregoing and shall use its reasonable best efforts to keep the Minority Member apprised of any material developments on matters in respect of which the Minority Member has requested to be kept so apprised.

(g) Tax Withholding. To the extent the Company is required by Law to withhold or to make Tax payments on behalf of or with respect to any Member (“Tax Advances”), the Company may withhold such amounts and make such Tax payments as so required. All Tax Advances made on behalf of a Member shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. If a distribution to a Member is actually reduced as a result of a Tax Advance, for all other purposes of this Agreement such Member shall be treated as having received the amount of the distribution that is reduced by the Tax Advance. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability (including, without limitation, any liability for Taxes, penalties, additions to Tax or interest) with respect to income attributable to or distributions or other payments to such Member.

Section 17. Distributions.

(a) Subject to subsections (b), (c) and (d) of this Section 17, distributions shall be made to the Members at such times and in such aggregate amounts as may be determined by the

Board from time to time. Distributions after the date hereof shall be made pro rata to the Members in accordance with their respective LLC Units as reflected on Schedule B of this Agreement; provided, that neither (i) the special distribution of the proceeds of the Minority Member’s contribution of capital to the Company on or about the date hereof in exchange for the first issuance to it of LLC Units contemplated by the Subscription Agreement nor (ii) the special distribution of the proceeds of the Management Member’s contribution of capital to the Company on or after the date hereof in exchange for the first issuance to it of LLC Units contemplated by the Management Subscription (as defined in the Subscription Agreement) shall be made pro rata to the Members but rather shall be made exclusively to the Initial Member as a reimbursement of capital expenditures to EFH (indirectly through the Initial Member) as described in Treasury Regulation § 1.707-4(d), and neither the Minority Member nor the Management Member shall have any rights to participation in such special distributions (the “Proceeds Distributions”); provided further, that each Ordinary Course Dividend (as defined below) shall be distributed to Members and former Members holding LLC Units at any time during the applicable quarterly period in respect of which such Ordinary Course Dividend is calculated, pro rata to such Members based on (1) the number of days in such period that such Member held LLC Units relative to the total number of dates in such period and (2) such Members’ respective ownership share of LLC Units as a percentage of the total outstanding LLC Units held by all such Members on each such day. The Company shall cause each of the Proceeds Distributions to be made promptly on the date that the Company receives the funds therefor from the Minority Member or the Management Member, as applicable.

(b) Subject to subsection (d) of this Section 17, the Company shall make quarterly distributions to the Members equal to the net income of the Company or such greater amount as is permitted by Section 17(d)(ii) (“Ordinary Course Dividends”).

(c) Subject to subsection (d) of this Section 17, the Company shall distribute all of the proceeds of any issuance of LLC Units, unless otherwise directed by the Members; provided that, each of the Proceeds Distributions shall be distributed as set forth in Section 17(a) unless otherwise directed by the Initial Member.

(d) Notwithstanding any other provision contained in this Agreement,

(i)	the Company shall not make any distribution to the Members on account of its interest in the Company if such distribution would violate the Act or other applicable law;

(ii)

other than any distributions made pursuant to Section 17(c) (including, for greater certainty, the Proceeds Distributions), the Company shall not make any distribution to the Members to the extent that the amount of such proposed distribution, plus the sum of all prior distributions made at any time following the first business day after October 10, 2007 (the “Reference Date”), other than any distribution made pursuant to Section 17(c) (including, for greater certainty, the Proceeds Distributions), by the Company to the Members, exceeds the cumulative net income of the Company (determined in accordance with GAAP) for the period beginning on the Reference Date to the date of such proposed distribution;

provided, however, that the restriction on distributions set forth in this Section 17(d)(ii) shall cease to apply and shall be of no further force or effect on and after January 1, 2013;

(iii)	the Company shall defer making any distribution to the Members so long as and to the extent that such distribution would cause the debt-to-equity ratio of the Company for regulatory purposes of the Company to be above the debt-to-equity ratio established from time to time by the Public Utility Commission of Texas for ratemaking purposes;

(iv)	other than in respect of the Proceeds Distributions, the Company shall not distribute any amounts to the Members to the extent that the Board determines in good faith that it is necessary to retain such amounts to meet expected future requirements of the Company; and

(v)	other than in respect of the Proceeds Distributions, the Independent Directors, acting by majority vote, or, at any time prior to a Trigger Event, any Minority Member Director, shall have the authority to prevent the Company from making any distribution if they determine that it is in the best interests of the Company to retain such amounts to meet expected future requirements of the Company (including continuing compliance with the debt-to-equity ratio described above in subsection (d)(iii) of this Section 17).

(e) Subsections (a) through (d) of this Section 17 constitute the Company’s “Dividend Policy.”

Section 18. Books and Records.

The Board shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business. The books of the Company shall at all times be maintained by the Company. The Members who hold in excess of 5% of the then-outstanding LLC Units and their duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours. The Company, and the Board on behalf of the Company, shall have the right, pursuant to Section 18-305(c) of the Act, to keep confidential from any Member certain information as the Board deems necessary or appropriate.

Section 19. Reports; Member Information.

(a) On such date as may be agreed by the Initial Member and the Company, but in no event later than (i) five (5) days with respect to quarterly statements and (ii) ten (10) days with respect to annual statements prior to the date on which the EFH Group (a) is required by law or any contractual obligation or regulatory commitment to file consolidated financial statements with the SEC or deliver consolidated financial statements to any other Person (which filing or delivery date shall be communicated to the Company at least 40 days in advance of the Company’s obligation to deliver the same) or (b) expects to file consolidated financial statements with the SEC or deliver consolidated financial statements to any other Person in connection with an offering of securities (which filing or delivery date shall be communicated to the Company at least 40 days in advance of the Company’s obligation to deliver the same), the Board shall cause to be prepared all annual audited or quarterly unaudited financial statements, as applicable, and disclosures and certifications required under this Agreement or necessary for such information to be filed or delivered, along with any other information reasonably requested by the Initial Member for inclusion in the EFH Group’s consolidated financial statements or SEC filings. Copies of all such financial statements shall promptly be forwarded to the Minority Member.

(b) As soon as reasonably practicable after the end of each taxable year but not later than two hundred and seventy (270) days after the end of each taxable year, the Company shall send to each Member a copy of U.S. Internal Revenue Service Schedule K-1, and any comparable statements required by applicable state or local income tax Law, with respect to such taxable year. The Company also shall provide the Members with such other information as may be reasonably requested for purposes of allowing the Members to prepare and file their own Tax returns. The Company shall bear the cost of the preparation and filing of its Tax returns with respect to the Company and its Subsidiaries, but shall not bear any additional costs related primarily to any specific Member.

(c) Upon request of the Company, each Member agrees to furnish the Company with all information concerning itself and, the case of the Minority Member, Minority Member Parent (or the ultimate U.S. taxpayer(s) invested in Minority Member Parent, in the event that neither Minority Member nor Minority Member Parent is a U.S. federal income taxpayer), and their respective directors and officers as may be required to be disclosed by applicable law, regulation or written orders from any Governmental Authority or reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of the Company or any of its Subsidiaries to any third party and/or any Governmental Authority.

Section 20. Other Business.

To the extent permitted by law and subject to Section 10(i), any Member and any Affiliate of a Member (or a direct or indirect shareholder of any such Affiliate or such shareholder’s Affiliates) (other than Members receiving LLC Units directly or indirectly by virtue of participation in an equity incentive or other employee benefit plan of the Company or any of its Subsidiaries or Affiliates, including without limitation through participation in the Management Member) may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others, and the pursuit of any such investment or venture, even if competitive with the business of the Company and its Subsidiaries, shall not be deemed wrongful or improper. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

No Member, Director or Affiliate of the foregoing (or any direct or indirect shareholder of any such Affiliate or such shareholder’s Affiliates) (other than Members receiving LLC Units directly or indirectly by virtue of participation in an equity incentive or other employee benefit plan of the Company or any of its Subsidiaries or Affiliates, including without limitation through participation in the Management Member) shall be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be pursued by the Company, and any Member, Director or

Affiliate of the foregoing (or any direct or indirect shareholder of any such Affiliate or such shareholder’s Affiliates) (other than Members receiving LLC Units directly or indirectly by virtue of participation in an equity incentive or other employee benefit plan of the Company or any of its Subsidiaries or Affiliates including without limitation through participation in the Management Member) shall have the right to pursue for its own account (individually or as a partner or a fiduciary) or to recommend to any other Person any such investment opportunity.

Section 21. Exculpation and Indemnification.

(a) To the fullest extent permitted by law, no Covered Person shall be liable to the Company or any other Person that is a party to or is otherwise bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s fraud, gross negligence or willful misconduct.

(b) To the fullest extent permitted by applicable law, an Indemnified Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Agreement, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by reason of such Indemnified Person’s fraud, gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 21 by the Company shall be provided out of and to the extent of Company assets only, and no Member shall have any personal liability on account thereof.

(c) To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by an Indemnified Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified as authorized in this Section 21.

(d) An Indemnified Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Indemnified Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Members might properly be paid.

(e) To the extent that, at law or in equity, an Indemnified Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Indemnified Person, an Indemnified Person acting under this Agreement shall not be liable to the Company or to any other Indemnified Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Indemnified Person. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Indemnified Person.

(f) The foregoing provisions of this Section 21 shall survive any termination of this Agreement.

Section 22. Assignments.

(a) Subject to compliance with this Section 22(a) and any transfer restrictions, requirements or commitments of a Member in any stockholders, investor rights, sale participation or registration rights agreement(s) to which such Member is a party relating to its LLC Units, a Member may assign in whole or in part its LLC Units. The transferee shall be admitted to the Company as a Member of the Company upon its execution of a counterpart signature page to this Agreement and a joinder agreement or other instrument reasonably acceptable to the Company signifying its agreement to be bound by the terms and conditions of this Agreement and assume the obligations of the transferor Member hereunder in respect of the transferred LLC Units. If the Member transfers all of its remaining LLC Units in the Company pursuant to this Section 22(a), the admission of the transferee shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to a Member by merger or consolidation in compliance with this Agreement shall, without further act, be a Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

(b) Any attempted assignment or transfer of LLC Units in contravention of this Section 22 shall, to the fullest extent permitted by law, be null and void, and the Company shall not be bound by or recognize any such attempted Transfer on the books and records of the Company.

(c) The rights of each of the Initial Member and the Minority Member to designate Director(s) to the Board shall be assignable (in whole but not in part) without the consent of the Company, the Board or any other Members, in connection with a valid Transfer by that Member of all or a substantial portion of its LLC Units in accordance with the provisions of this Agreement and the Investor Rights Agreement where such transferee (and any designees) also agrees in a writing reasonably acceptable to the Company to be bound by the terms and conditions hereof and thereof applicable to the Initial Member or Minority Member, as applicable (or in the case of a designee, pursuant to the Management Agreement).

(d) The rights of the Minority Member to designate the Board Observer shall be personal to such Member and not assignable (whether in connection with a Transfer of LLC Units or otherwise) by such Member without the prior written consent of the Company, the Initial Member and its Permitted Transferees.

Section 23. Resignation.

So long as (i) any Obligation is outstanding, and (ii) the Initial Member (together with its Permitted Transferees) own a majority of the LLC Units, the Initial Member may not resign; provided, that nothing in this Section 23 shall limit the Initial Member’s rights under Section 22 to assign its LLC Units.

Section 24. Dissolution.

(a) The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act or (ii) the entry of a decree of judicial dissolution of the Company under Section 18 802 of the Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon an assignment by the last remaining Member of all of its LLC Units and the admission of a transferee pursuant to Section 22(a)), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (A) to continue the Company and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company.

(b) Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(c) Notwithstanding any other provision of this Agreement, each Member waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of the Member, or the occurrence of an event that causes the Member to cease to be a member of the Company.

(d) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18 804 of the Act.

(e) The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

Section 25. Waiver of Partition; Nature of Interest.

Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each Member hereby irrevocably waives any right or power that such Member might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. No Member shall have any ownership interest in any specific assets of the Company, and no Member shall have the status of a creditor with respect to any distribution pursuant to Section 17 hereof. The interest of each Member in the Company is personal property.

Section 26. Benefits of Agreement; No Third Party Rights.

The provisions of this Section shall apply notwithstanding any provision of this Agreement to the contrary. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of any Member. Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons and Indemnified Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (except as provided in Section 20, Section 21 and Section 29).

Section 27. Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 28. Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 29. Binding Agreement.

Notwithstanding any other provision of this Agreement, each Member agrees that this Agreement constitutes a legal, valid and binding agreement of the Member, and is enforceable against the Member by the Independent Directors, in accordance with its terms. In addition, the Independent Directors shall be intended beneficiaries of this Agreement.

Section 30. Governing Law; Judicial Proceedings.

This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the Members unconditionally accepts the non-exclusive jurisdiction and venue of any United States District Court located in the State of Delaware, or of the Court of Chancery of the State of Delaware, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the Members agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by Law, service of process may be made by delivery provided pursuant to the directions in Section 33. EACH OF THE MEMBERS HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR RELATING TO THE COMPANY OR ITS OPERATIONS.

Section 31. Amendments.

Subject to Section 10(i), this Agreement may be modified, altered, supplemented or amended only pursuant to a written agreement executed and delivered by the Members holding collectively a majority of the then aggregate outstanding LLC Units; provided, that: (A) the prior written consent of any Member shall be required in respect of any such proposed modification, alteration, supplement or amendment that would have a material disproportionate adverse impact on that Member (in its capacity as a Member) as compared to the other Members (in their capacity as Members); and (B) for so long as the Minority Member (together with its Permitted Transferees) holds at least 1% of the outstanding LLC Units, the prior written consent of the Minority Member shall be required to modify, alter, supplement or amend any of the following provisions if such modification, alteration, supplement or amendment would have any adverse impact on the Minority Member, its Affiliates or any direct or indirect shareholders thereof: Sections 10(a), 10(i), 16, 17 and 22. Any amendment or revision to Schedule B hereto or to the Company’s records that is made by an Officer solely to reflect information regarding Members shall not be considered an amendment to this Agreement and shall not require any Board or Member approval.

Section 32. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 33. Notices.

(a) Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered; telecopied and confirmed; mailed by certified mail, return receipt requested; or sent via nationally recognized overnight delivery service with proof of receipt maintained (i) in the case of the Company, to the Company at its address in Section 2, (ii) in the case of a Member, to such Member at its address as listed on Schedule B attached hereto and (iii) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

(b) Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by telecopy, be deemed received on the first business day following confirmation; shall, if delivered by nationally recognized overnight delivery service, be deemed received the first business day after being sent; and shall, if delivered by mail, be deemed received upon the earlier of actual receipt thereof or five business days after the date of deposit in the United States mail.

(c) Whenever any notice is required to be given by Law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Second Amended and Restated Limited Liability Company Agreement as of the     day of             , 2008.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC

By:
Name:
Title:

TEXAS TRANSMISSION INVESTMENT LLC

By: TEXAS TRANSMISSION HOLDINGS CORPORATION, its sole member

By:
Name:
Title:

By:
Name:
Title:

ONCOR MANAGEMENT INVESTMENT LLC

By:	Oncor Electric Delivery Company LLC, its Managing Member

By:
Name:
Title:

Signature Page to Second Amended and Restated Oncor LLC Agreement

SCHEDULE A

Definitions

A. Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” has the meaning set forth in the recitals.

“Adjusted Capital Account Balance” means, with respect to each Member, the balance in such Member’s Capital Account adjusted (i) by taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and (ii) by adding to such balance such Member’s share of Member Minimum Gain and Member Nonrecourse Debt Minimum Gain, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5) and any amounts such Member is obligated to restore pursuant to any provision of this Agreement or by applicable Law. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person; provided, however, that for purposes of Section 10(i)(vi) of this Agreement, “Affiliate” shall not include any other Ring-Fenced Entity; and provided further however that “Affiliates” of Cheyne Walk Investment Pte Ltd or any of its Affiliates, in each case in its capacity as an equityholder of Minority Member Parent, shall be deemed to only include GIC and any person Controlled by GIC or any of its wholly owned Subsidiaries; and provided further, however that “Affiliates” of GIC shall be deemed only to include any other Person Controlled by GIC or any of its wholly-owned Subsidiaries.

“Agreement” means this Second Amended and Restated Limited Liability Company Agreement of the Company, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

“Amended LLC Agreement” has the meaning set forth in the recitals.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18 101(1) and 18 304 of the Act.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Board Observer” has the meaning set forth in Section 10(a).

“Book Value” means, with respect to any asset of the Company, the asset’s adjusted basis for U.S. federal income tax purposes, except that the Book Values of all such assets shall be adjusted to equal their respective fair market values (as reasonably determined by the Initial Member) in accordance with the rules set forth in Treasury Regulations Section 1.704 1(b)(2)(iv)(f), except as otherwise provided herein, immediately prior to: (a) the date of the acquisition of any additional limited liability company interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution to the Company, (b) the date of the distribution of more than a de minimis amount of Company property (other than a pro rata distribution) to a Member, (c) the date of a grant of any additional limited liability company interest to any new or existing Member as consideration for the provision of services to or for the benefit of the Company or (d) any other date provided for in Treasury Regulations Section 1.704-1(b)(2)(iv)(f); provided, that adjustments pursuant to clauses (a), (b) and (c) above shall be made only if the Initial Member in good faith determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Member. The Book Value of any asset distributed to any Member shall be adjusted immediately prior to such distribution to equal its gross fair market value. The Book Value of any asset contributed by a Member to the Company will be the gross fair market value of the asset as of the date of its contribution thereto. In the case of any asset that has a Book Value that differs from its adjusted tax basis, Book Value shall be adjusted by the amount of Depreciation calculated for purposes of the definition of “Profits and Losses” rather than the amount of Depreciation determined for U.S. federal income tax purposes.

“Capital Account” means the account to be maintained by the Company for each Member pursuant to Section 16(b).

“Capital Contribution” means with respect to any Member, the amount of money and the initial Book Value of any property (other than money) (reduced by the amount of any liabilities which are secured by such property) contributed to the Company by the Member, including any amounts paid, or property contributed, by such Member and listed on Schedule B of this Agreement. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.

“Certificate of Conversion” means the Certificate of Conversion of the Company filed with the Secretary of State of the State of Delaware pursuant to Section 18-214(b)(1) of the Act on October 9, 2007, as amended or amended and restated from time to time.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware pursuant to Section 18-214(b)(2) of the Act on October 9, 2007, as amended or amended and restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor federal income tax code.

“Commingled Funds” means (1) assets or funds deposited in connection with the Plans, (2) Transition Charges owned by Transition Bond Co., and (3) revenues received by the Company under Rider NDC (Nuclear Decommissioning Charge) of the Company’s Tariff for Retail Delivery Service.

“Company” has the meaning set forth in the preamble.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Conversion” has the meaning set forth in the recitals.

“Covered Persons” means, collectively, each Officer, Director, Board Observer and employee of the Company, each Member and each officer, director and employee of each Member, and of each Affiliate of each Member and of each direct or indirect shareholder of any such Affiliate or of such shareholder’s Affiliates.

“Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be calculated with reference to such beginning Book Value using any reasonable method selected by the Initial Member.

“DGCL” shall mean the Delaware General Corporation Law.

“Direct or Indirect EFH Interest” means, with respect to any Person, any direct equity ownership interest, directly held by such Person or any of its Affiliates, in Parent or EFH, and any indirect equity ownership in EFH through any direct equity ownership interest, directly held by such Person or any of its Affiliates, in any of the entities included in the list of entities previously provided to the Minority Member by EFH (other than any indirect immaterial interest).

“Director” means each of the Persons designated to the Board of Directors from time to time by the Members, including the Independent Directors, in his or her capacity as manager of the Company. A Director is hereby designated as a “manager” of the Company within the meaning of Section 18 101(10) of the Act.

“Dividend Policy” has the meaning given thereto in Section 17(e).

“EFH” means Energy Future Holdings Corp. (formerly TXU Corp.), a Texas corporation and a Subsidiary of Parent.

“EFH Group” means EFH, its successors, and its Subsidiaries, and any individual or entity controlling or owning, directly or indirectly, more than 49% of the equity interests in the Company, other than the Ring-Fenced Entities.

“Fitch” means Fitch, Inc.

“Fund Advisors” means, collectively, Kohlberg Kravis Roberts & Co. L.P., TPG Capital, L.P., and Goldman Sachs & Co.

“GAAP” has the meaning set forth in Section 10(i)(ii)(A).

“GIC” shall mean the Government of Singapore Investment Corporation Pte Ltd.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) U.S. and other federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Indemnified Persons” means, collectively, (1) each Officer and Director of the Company, (2) each Member and each officer, director, employee, equityholder and agent of each Member, and (3) any employee of the Company with whom the Company enters into a written agreement approved by a majority of the Board of Directors that includes an indemnification obligation referencing Section 21 of this Agreement.

“Independent Director” means any Director of the Company (i) whom the Board has affirmatively determined to have no material relationship with the Company or any Non-Ring-Fenced Entity (either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Company, Oncor Holdings, or any Non-Ring-Fenced Entity) and (ii) who otherwise would be considered “independent” in all material respects of the Company and each of the Non-Ring-Fenced Entities in accordance with the criteria set forth in Section 303A of the New York Stock Exchange Manual; provided, that (1) a Person’s capacity as a director of Energy Future Holdings Corp. or as a shareholder of Energy Future Holdings Corp. prior to the date the common stock of Energy Future Holdings Corp. was acquired by Texas Energy Future Holdings Limited Partnership shall not preclude such Person from being an Independent Director, if such individual otherwise satisfies the criteria set forth above; (2) the indirect or beneficial ownership of stock through a mutual fund or similar diversified investment vehicle with respect to which the owner does not have discretion or control over the investments held by such diversified investment vehicle (other than any such investment vehicle which is an Affiliate of any of the Fund Advisors) shall not preclude such owner from being an Independent Director; (3) the direct or indirect legal or beneficial ownership of interests in a Non-Ring-Fenced Entity shall not preclude such owner from being an Independent Director if such ownership is of a de minimis magnitude that the other Independent Directors determine would not reasonably be expected to influence the judgment of the proposed Independent Director in determining the interests of the Company or the Members and (4) with respect to a ratepayer, supplier, creditor or independent contractor of, or a Person who received any benefit from or provided any services to, the Company, Oncor Holdings, or any Non-Ring-Fenced Entity, such relationship shall not preclude such Person or any Affiliate of such Person from being an Independent Director if the other Independent Directors determine that such relationship is of a nature or magnitude as would not reasonably be expected to influence the judgment of the proposed Independent Director in determining the interests of the Company or the Members. Notwithstanding anything to the contrary in this definition of “Independent Director”, a Director who also serves as an Independent Director of another Ring-Fenced Entity and who otherwise satisfies the criteria set forth above for an “Independent Director”, may still be considered independent within the meaning hereof.

“Initial LLC Agreement” has the meaning set forth in the recitals.

“Initial Member” has the meaning set forth in the preamble.

“Interest” means a limited liability company interest in the Company, including the right of the holder thereof to any and all benefits to which a holder thereof may be entitled as provided in this Agreement together with the obligations of a holder thereof to comply with all of the terms and provisions of this Agreement.

“Investor Rights Agreement” means the Investor Rights Agreement, dated as of the date hereof, by and among the Company, the Initial Member and the Minority Member, as the same may be amended, supplemented or otherwise modified from time to time.

“Law” means all applicable federal, state, local or foreign laws, statutes and ordinances, common laws and rules, regulations, standards, judgments, orders, writs, injunctions, decrees, arbitration awards, agency requirements, licenses or permits of any Governmental Authority.

“Liquidity Event” means any of the following: (i) a Change of Control (as defined in the Investor Rights Agreement); (ii) an IPO (as defined in the Investor Rights Agreement); or (iii) any spin-off of the Company, or other reorganization or similar transaction, in the case of clause (iii) only, in which the LLC Units held by the Initial Member and its Permitted Transferees are distributed out to its corporate parents and pursuant thereto no longer held by EFH or any of its Subsidiaries.

“LLC Unit” means an equal, fractional part of all the Interests, and having the rights and obligations specified with respect thereto in this Agreement, and any successor security.

“Management Agreement” means the agreement of the Directors in the form attached hereto as Schedule C. The Management Agreement shall be deemed incorporated into, and a part of, this Agreement.

“Management Member” has the meaning set forth in the preamble.

“Material Action” means (i) to consolidate or merge the Company with or into any Person with the result that the Company is not the surviving entity; (ii) to consolidate or merge the Company with or into any EFH Group member; (iii) to sell, transfer or dispose of all or substantially all of the assets of the Company (including by way of merger) without adequate provision for the payment of all creditors of the Company; (iv) to institute proceedings to have the Company be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company or file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors of the Company, or admit in writing the Company’s inability to pay its debts generally as they become due, or take action in furtherance of any such action; or (v) to the fullest extent permitted by law, to dissolve or liquidate the Company without adequate provision for the payment of all creditors of the Company.

“Member” means each of the Initial Member and the Minority Member, and any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company.

“Member Directors” has the meaning set forth in Section 10(a)(i).

“Member Minimum Gain” has the meaning ascribed to “partnership minimum gain” in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each “partner nonrecourse debt” (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Member Minimum Gain that would result if such Member nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the meaning ascribed to the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).

“Minority Member” has the meaning set forth in the preamble.

“Minority Member Director” has the meaning set forth in Section 10(a)(i).

“Minority Member Parent” means the member(s) of Minority Member.

“Moody’s” means Moody’s Investor Services, Inc.

“Non-Parent Affiliated Investor” has the meaning set forth in Section 10(a)(i).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b). The amount of Nonrecourse Deductions of the Company for a fiscal year equals the net increase, if any, in the amount of Member Minimum Gain of the Company during that fiscal year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

“Non-Ring-Fenced Entity” means each EFH Group member; each Fund Advisor; Citibank, N.A.; Lehman Brothers Holdings Inc.; Morgan Stanley & Co. Incorporated; Credit Suisse; J.P. Morgan Chase Bank, N.A.; Texas Energy Future Capital Holdings LLC and Texas Energy Future Holdings Limited Partnership.

“NRSRO” means each of S&P, Moody’s, Fitch and any other nationally recognized statistical rating organization.

“Obligations” mean all debt obligations (whether secured or unsecured) of any Ring-Fenced Entity rated by a NRSRO, whether now or hereafter outstanding.

“Officer” means an officer of the Company described in Section 12.

“Ordinary Course Dividends” has the meaning set forth in Section 17(b).

“Parent” shall mean Texas Energy Future Holdings Limited Partnership and any successor entity.

“Permitted Transferee” has the meaning set forth in the Investor Rights Agreement.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

“Plans” means those certain defined benefit pension plans maintained or contributed to by Energy Future Holdings Corp. and certain of its Affiliates (including the Company) for the benefit of their employees (including executives, employee directors, former employees and retirees), collectively with the other postretirement employee benefit plans maintained or contributed to by Energy Future Holdings Corp. and certain of its Affiliates (including the Company).

“Principal Member” means each of the Initial Member and the Minority Member for so long as such Member (together with its Permitted Transferees) holds not less than 10% of the then aggregate outstanding LLC Units; and upon any failure to so hold 10% of the then aggregate outstanding LLC Units, such Member shall cease to be a “Principal Member.”

“Proceeds Distributions” has the meaning set forth in Section 17(a).

“Profits and Losses” means, for each taxable year or other period, the taxable income or loss of the Company, or particular items thereof, determined in accordance with the accounting method used by the Company for U.S. federal income tax purposes with the following adjustments: (a) all items of income, gain, loss or deduction allocated pursuant to Section 16(d)

shall not be taken into account in computing such taxable income or loss; (b) any income of the Company that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Book Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Book Value; (d) upon an adjustment to the Book Value (other than an adjustment in respect of Depreciation) of any asset, pursuant to the definition of Book Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Book Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, the amount of Depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Profits and Losses, if any, shall be an amount which bears the same ratio to such Book Value as the U.S. federal income tax Depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided, that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the Initial Member may use any reasonable method for purposes of determining Depreciation, amortization or other cost recovery deductions in calculating Profits and Losses); and (f) except for items in (a) above, any expenditures of the Company not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items.

“Reference Date” has the meaning set forth in Section 17(d)(ii).

“Reimbursement Agreements” means (1) the Reimbursement Agreement, dated January 1, 2004, between the Company (as successor-in-interest to Oncor Electric Delivery Company) and Luminant Generation Company LLC (“Luminant Genco”) (formerly TXU Generation Company LP), providing for the reimbursement of certain interest expenses relating to the securitization of certain generation-related regulatory assets held by the Company, together with (2) the Reimbursement Agreement, dated January 1, 2002, between the Company (as successor-in-interest to Oncor Electric Delivery Company) and Luminant Genco, providing for payment by Luminant Genco to the Company of certain federal income taxes associated with certain generation-related regulatory assets held by the Company.

“Ring-Fenced Entities” means the Company, the Member and each of their Subsidiaries.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“SEC” means the United States Securities and Exchange Commission and any successor agency.

“Separateness Undertakings” has the meaning set forth in Section 10(i)(vi).

“Special Independent Director” means any Director who, in addition to meeting the requirements applicable to Independent Directors, has not been at the time of his or her appointment or at any time in the preceding five years, and during the continuation of his or her service as a Director is not, (i) a direct or indirect legal or beneficial owner in the Company, Oncor Holdings, or any Non-Ring-Fenced Entity, (ii) a creditor; supplier; employee; officer;

director; family member of any employee, officer or director; manager or contractor of the Company, Oncor Holdings, or any Non-Ring-Fenced Entity, or (iii) a person who controls (whether directly, indirectly or otherwise) the Company, Oncor Holdings or any Non-Ring-Fenced Entity or any creditor, supplier, employee, officer, director, manager, or contractor of the Company, Oncor Holdings, or any Non-Ring-Fenced Entity; provided, that (1) the indirect or beneficial ownership of stock through a mutual fund or similar diversified investment vehicle with respect to which the owner does not have discretion or control over the investments held by such diversified investment vehicle (other than any such investment vehicle which is an Affiliate of any of the Fund Advisors) shall not preclude such owner from being a Special Independent Director; and (2) the direct or indirect legal or beneficial ownership of interests in a Non-Ring-Fenced Entity shall not preclude such owner from being a Special Independent Director if such ownership is of a “de minimis magnitude”, which, for purposes of this definition, shall mean a fair value that does not exceed one percent of the net worth of such Special Independent Director. Notwithstanding anything to the contrary in this definition of “Special Independent Director”, a Director who also serves as an Independent Director of another Ring-Fenced Entity and who otherwise satisfies the criteria set forth above for a “Special Independent Director”, may still be considered independent within the meaning hereof.

“Subscription Agreement” means that Contribution and Subscription Agreement dated as of August 12, 2008 between the Company and the Minority Member.

“Subsidiary” or “Subsidiaries” of an entity means each other entity that (a) is Controlled by such entity, or (b) a majority of the ownership interests of which are beneficially owned by such entity.

“Tax” means all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.

“Tax Advances” has the meaning set forth in Section 16(g).

“Tax Matters Member” has the meaning assigned to the term “tax matters partner” in Code Section 6231(a)(7) and the meaning set forth in Section 16(f).

“Taxable Year” means the taxable year of the Company determined under Section 706 of the Code which shall be the calendar year.

“Tax Sharing Agreement” means the Amended and Restated Tax Sharing Agreement, dated as of the date hereof, by and among the Company, the Initial Member, Energy Future Holdings Corp., the Management Member and the Minority Member, as the same may be amended, supplemented or otherwise modified from time to time.

“Transition Bond Co.” means Oncor Electric Delivery Transition Bond Company LLC, a Delaware limited liability company.

“Transition Charges” means those charges collected from retail electric customers to pay the principal and interest on, and the associated costs to issue and service, bonds issued by Transition Bond Co.

“Trigger Event” means, with respect to (i) any approval right of the Minority Member or a Minority Member Director contained herein that is stated to no longer apply after a Trigger Event or (ii) modifications to the qualifications for Minority Member Directors pursuant to Section 10(a)(i) that would take effect upon the occurrence of a Trigger Event, the occurrence of a Liquidity Event if having such approval rights no longer apply or if the operation of Section 10(a)(i) by giving effect to such modifications, as the case may be, would not violate applicable law, regulation or any order by a Governmental Authority.

“TX Act” has the meaning set forth in the recitals.

“TX Corporation” has the meaning set forth in the recitals.

“UCC” has the meaning set forth in Section 6(b).

B. Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement. References to any entity shall also be deemed to be references to its successor entities.

SCHEDULE B

Members

Name	Mailing Address	Agreed Value of Capital Contribution	LLC Units
Oncor Electric Delivery Holdings Company LLC	Energy Plaza 1601 Bryan Street Dallas, Texas 75201-3411 Attn: Legal Department, 22nd Floor Facsimile: (214) 486-2067	$5,082,648,600	508,264,860

Texas Transmission Investment LLC	c/o Borealis Infrastructure Corporation c/o Borealis Infrastructure Management Inc. Royal Bank Plaza, South Tower 200 Bay Street Suite 2100, PO Box 56 Toronto, Ontario M5J 2J2, Canada Facsimile: (416) 361-6075 Attention: Steven Zucchet and Cheyne Walk Investment Pte Ltd. c/o GIC Special Investments Pte Ltd. 1st Floor, York House 45 Seymour Street London W1H 7LX, United Kingdom Facsimile: +44 20 7725 3511 Attn: Head, Global Infrastructure Group, with a copy to Stuart Baldwin	$1,254,125,000	125,412,500

Oncor Management Investment LLC	c/o Oncor Electric Delivery Company LLC Energy Plaza 1601 Bryan Street Dallas, Texas 75201-3411 Attn: Legal Department, 22nd Floor Facsimile: (214) 486-2067	$13,226,400	1,322,640

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SCHEDULE C

Management Agreement

                                                      , 200

[

]

Re: Management Agreement – Oncor Electric Delivery Company LLC

Ladies and Gentlemen:

For good and valuable consideration, each of the undersigned Persons, who have been designated as Directors of Oncor Electric Delivery Company LLC, a Delaware limited liability company (the “Company”), in accordance with the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of November 5, 2008, as it may be amended or restated from time to time (the “LLC Agreement”), hereby agree as follows:

1. Each of the undersigned accepts such Person’s rights and authority as a Director under the LLC Agreement and agrees to perform and discharge such Person’s duties and obligations as a Director under the LLC Agreement, and further agrees that such rights, authorities, duties and obligations under the LLC Agreement shall continue until such Person’s successor as a Director is designated or until such Person’s resignation or removal as a Director in accordance with the LLC Agreement. Each of the undersigned agrees and acknowledges that it has been designated as a “manager” of the Company within the meaning of the Delaware Limited Liability Company Act.

2. So long as any Obligation is outstanding, each of the undersigned agrees, solely in its capacity as a creditor of the Company on account of any indemnification or other payment owing to the undersigned by the Company, not to acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or governmental authority for the purpose of commencing or sustaining an involuntary case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company.

3. THIS MANAGEMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED BY SUCH LAWS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

Initially capitalized terms used and not otherwise defined herein have the meanings set forth in the LLC Agreement.

C-1

This Management Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Management Agreement and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Management Agreement as of the day and year first above written.

C-2

SCHEDULE D

DIRECTORS

1.	Nora Brownwell

2.	William T. Hill, Jr.

3.	Marc S. Lipschultz

4.	Robert S. Shapard

5.	Richard W. Wortham III

6.	Jeffrey Liaw

7.	Robert Estrada

8.	Tom Dunning

9.	Monte E. Ford

10.	Richard C. Byers

11.	Steven J. Zucchet

D-1

SCHEDULE E

Officers	Title
Robert S. Shapard	Chairman of the Board and Chief Executive Officer
R.D. Trimble	President and Chief Operating Officer
Brenda L. Jackson	Senior Vice President
Brenda J. Pulis	Senior Vice President
Charles W. Jenkins III	Senior Vice President
James A. Greer	Senior Vice President
David M. Davis	Vice President and Chief Financial Officer
Don J. Clevenger	Vice President - External Affairs and Secretary
Deborah L. Dennis	Vice President
Michael E. Guyton	Vice President
John W. Self	Vice President
Debra L. Elmer	Vice President
Diane Kubin	Assistant Secretary
Richard C. Hays	Controller
John M. Casey	Treasurer